Exhibit 3.1
CERTIFICATE OF FORMATION
OF
SYSTEM SEMICONDUCTOR HOLDING LLC
          The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
          FIRST. The name of the limited liability company (hereinafter called the “Limited Liability Company”) is System Semiconductor Holding LLC.
          SECOND. The address of the registered office and the name and address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is National Corporate Research, Ltd., 615 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent at this address is National Corporate Research, Ltd.
Executed on November 26, 2003.

/s/ Catherine Sicari
Catherine Sicari
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:20 PM 11/26/2003
FILED 06:56 PM 11/26/2003
SRV 030764552 - 3733022 FILE